As filed with the Securities and Exchange Commission on August 9, 2007

Registration No. 333-131753

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON

FORM S-8

UNDER
THE SECURITIES ACT OF 1933

THESTREET.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	06-1515824
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14 Wall Street, 15th Floor
New York, New York
10005
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (212) 321-5000

THESTREET.COM, INC. 1998 STOCK INCENTIVE PLAN*
(Full title of the plan)

JORDAN GOLDSTEIN
(Vice President, General Counsel and Secretary)
TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, New York
10005
(Name, address and telephone number, including area code, of agent for service)

Copy to:

KENNETH LEFKOWITZ, ESQ.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

EXPLANATORY STATEMENT

          TheStreet.com, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Registrant’s common stock, par value $0.01 per share and associated preferred stock purchase rights (the “Common Stock”), originally registered for issuance pursuant to awards granted under the TheStreet.com, Inc. 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”). A total of 4,500,000 shares of Common Stock were initially registered for issuance under a registration statement on Form S-8 filed on February 10, 2006 (file No. 333-131753). As of August 8, 2007, 2,134,747 of such shares had been issued and 2,140,551 shares were subject to outstanding awards.

          On May 24, 2007, the stockholders of the Registrant approved the TheStreet.com, Inc. 2007 Performance Incentive Plan (the “2007 Plan”), which replaces the 1998 Plan. No future awards will be made under the 1998 Plan. According to the terms of the 2007 Plan, any unused shares authorized for awards under the 1998 Plan, as well as any shares subject to awards under the 1998 Plan that subsequently expire or are forfeited or terminated may be issued under the 2007 Plan. As of August 8, 2007, the total number of shares of Common Stock available for awards under the 1998 Plan is 224,702 (the “Carryover Shares”).

          Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register 1,250,000 shares of Common Stock that have been authorized for issuance under the 2007 Plan and the Carryover Shares. The Registrant is filing this Post-Effective Amendment No. 1 to deregister the 224,702 Carryover Shares and transfer those shares to the Registration Statement filed with respect to the 2007 Plan.

          The Registrant may, from time to time, file additional post-effective amendments to this Registration Statement to deregister shares that subsequently become available for new awards and transfer such shares to a Registration Statement for issuance under the 2007 Plan.

Item 8. Exhibits*

Number	Description
24.1	Powers of Attorney

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of August, 2007.

THESTREET.COM, INC.

By:/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 9th day of August, 2007.

Signature	Capacity	Date

*	Chairman of the Board and	August 9, 2007
Thomas J. Clarke, Jr.	Chief Executive Officer

*	Chief Financial Officer	August 9, 2007
Eric Ashman

*	Controller	August 9, 2007
Richard Broitman	(chief accounting officer)

*	Director	August 9, 2007
James J. Cramer

*	Director	August 9, 2007
Jeffrey A. Cunningham

*	Director	August 9, 2007
William R. Gruver

*	Director	August 9, 2007
Daryl Otte

*	Director	August 9, 2007
Martin Peretz

*	Director	August 9, 2007
Jeffrey A. Sonnenfeld

*	By:	/s/ Thomas J. Clarke, Jr.
as authorized by Power of Attorney
filed as Exhibit 24.1 to this
Registration Statement

EXHIBIT INDEX

Number	Description
24.1	Powers of Attorney